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Exhibit 99.1

NEWS

QWEST COMMUNICATIONS ANNOUNCES COMPLETION OF GSA REVIEW

        DENVER, February 22, 2005—Qwest Communications International Inc. (NYSE: Q) announced today that the General Services Administration (GSA) has completed its review of Qwest and has determined that Qwest remains a "responsible" contractor fully eligible to compete for federal government business. The attached letter indicates that the GSA took into account, among other things, significant changes in company management and the company's ethics program.

        During the GSA's review period, Qwest continued to win new contracts from federal entities including the U.S. Mint and U.S. Air Force bases. In fact, Qwest provides communications services for many federal agencies including the Department of the Treasury, the National Institutes of Health, the Department of Labor, the Department of Energy, the Internal Revenue Service, the General Services Administration and many more.

        Additionally, in 2004, the Small Business Administration and the Defense Contract Management Agency gave their seal of approval to Qwest's Small Business Program, further establishing the company's credentials as a federal contractor.

        "We appreciate the care with which the GSA approached its review and are pleased that it is concluded so that we can now focus even more of our efforts on doing what we do best—providing great service to government customers," said Richard C. Notebaert, Qwest Chairman and CEO. "We are looking forward to winning some of the major government business that is up for bid in 2005."

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Claire Mylott 303-965-2689 Claire.mylott@qwest.com	Stephanie Comfort 800-567-7296 IR@qwest.com

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QWEST COMMUNICATIONS ANNOUNCES COMPLETION OF GSA REVIEW